Exhibit 15
May 8, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated May 8, 2009 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three-month periods ended March 31, 2009 and 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009 is incorporated by reference in the Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, and 333-155291) of Nabors Industries Ltd., on Form S-3 (Registration Numbers 333-85228-99 and 333-99267) of Nabors Industries Ltd., on Form S-3 (Registration Number 333-136797-01) of Nabors Industries Ltd. and Nabors Industries, Inc., and on Form S-4 (Registration Number 333-158284-01) of Nabors Industries Ltd. and Nabors Industries, Inc.
Very truly yours,
/s/ PricewaterhouseCoopers LLP